Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Digital Power Corporation dated December 18, 2017, and to the incorporation by reference therein of our report dated March 30, 2016, with respect to the consolidated financial statements of Digital Power Corporation and its subsidiary for the year ended December 31, 2015, which appears in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission on April 10, 2017.

Tel-Aviv, Israel
December 18, 2017

/s/ Kost Forer Gabbay and Kasierer
Kost Forer Gabbay and Kasierer